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                                                                   Exhibit 23.3

                    CONSENT OF INDEPENDENT PETROLEUM ENGINEER

Gentlemen:

Huddleston & Co., Inc., hereby consents to the use of its name, use of its audit report, and reference to it regarding its audit of the Benton Oil and Gas Company reserve reports, prepared by Benton Oil and Gas Company, dated February 19, 1997, in the Form S-4 Registration Statement of Benton Oil and Gas Company registering the offer to exchange an aggregate of $105 million of 9-3/8% Senior Notes due 2007, for the $105 million aggregate principal amount of outstanding 9-3/8% Senior Notes due 2007.

                               HUDDLESTON & CO., INC.



                               By:  /s/ Peter D. Huddleston
                                   ------------------------------------------
                                      Peter D. Huddleston, P.E., President


Date:  December 11, 1997